Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 1, 2020

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports First-Quarter 2020 Financial Results
Estimates 2020 Distributable Cash Flow Range of $1.0 to $1.075 Billion to Reflect Current Challenging Environment
TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $287.6 million for first quarter 2020 compared to $207.7 million for first quarter 2019. The increase in first quarter 2020 net income was primarily driven by mark-to-market (MTM) adjustments for hedge positions related to the partnership’s commodity-related activities.
Diluted net income per common unit was $1.26 in first quarter 2020 and 91 cents in first quarter 2019. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of $1.28 for first quarter 2020 was higher than the $1.08 guidance previously provided by management primarily as a result of lower operating expenses, higher gas liquids blending margins as well as a $12.9 million, or 6-cent per unit, gain on the sale of a portion of the partnership’s investment in Saddlehorn Pipeline Company, LLC during Feb. 2020.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $306.5 million for first quarter 2020 compared to $318.0 million for first quarter 2019.
“While we are pleased with our solid financial results for the first quarter of 2020, we remain focused on managing Magellan’s business through the current challenging environment. Our employees have ensured Magellan’s essential operations remain fully functional to provide continuity of fuel supply to the communities we serve, and we thank them for their professionalism and dedication during this difficult time,” said Michael Mears, chief executive officer. “Although we expect near-term financial impacts from the significantly lower commodity prices and unprecedented reductions in refined products demand, Magellan’s disciplined management approach, resilient business model and financial strength position us well to respond not only to the short-term industry challenges but to successfully manage our company for the long term.”
Beginning in first quarter 2020, the partnership reorganized its reporting segments to reflect changes to its business in conjunction with the sale of three of its marine terminals during March 2020. The partnership’s Galena Park, Texas marine terminal and Pasadena, Texas joint venture marine terminal are now shown in the Refined products segment and its Corpus Christi, Texas marine terminal is now included with the Crude oil segment based on the primary products handled at these facilities. Historical financial results have been restated to conform to the new segment presentation, with historical contributions from the divested terminals also included in the Refined products segment.
An analysis by segment comparing first quarter 2020 to first quarter 2019 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before depreciation, amortization and impairment expense and general and administrative (G&A) expense:
Refined products. Refined products operating margin was $305.8 million, an increase of $98.1 million primarily related to the impact of MTM adjustments for exchange-traded futures contracts used to hedge the partnership’s commodity-related activities.
Transportation and terminals revenue increased $4.7 million due to incremental refined products transportation volume and a higher average transportation rate. Shipments grew mainly as a result of the newly-constructed East Houston-to-Hearne pipeline segment that became operational in late 2019, and the average rate in the current period increased slightly as the 2019 mid-year tariff adjustment of 4.3% was partially offset by more short-haul movements that ship at a lower rate. The impact of these favorable items was offset in part by lower demand during March 2020 associated with travel and economic restrictions related to COVID-19 and reduced drilling activity from the lower commodity price environment.
Operating expenses increased $3.2 million primarily due to higher property taxes, and other operating income decreased $3.5 million as a result of insurance settlements received in first quarter 2019 related to Hurricane Harvey.
Earnings of non-controlled entities increased by $15.3 million due to gains recognized in the current period compared to losses in first quarter 2019 on futures contracts used to hedge commodity-related activities at our Powder Springs Logistics joint venture. The current period also benefited from additional earnings related to the recent start-up of newly-constructed storage and dock assets at the partnership’s Pasadena joint venture marine terminal.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $84.8 million between periods primarily due to the recognition of unrealized gains in the 2020 period compared to losses in 2019 on futures contracts used to economically hedge the partnership’s commodity-related activities, partially offset by unfavorable lower of cost or net realizable value (LCM) adjustments in the current period resulting from the significant commodity price decline during 2020. Details of these and other commodity-related adjustments can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, increased between periods primarily from improved fractionation contributions.
Crude oil. Crude oil operating margin was $119.9 million, a decrease of $23.0 million. Transportation and terminals revenue decreased $6.5 million primarily due to lower transportation revenue on the partnership’s Longhorn pipeline as a result of less third-party spot shipments that move at a higher tariff rate, as the crude oil price differential between the Permian Basin and Houston was lower than the spot rate during the current period.
Operating expenses increased slightly as less favorable product overages (which reduce operating expenses) were mainly offset by lower environmental accruals, and other operating expense was $4.0 million unfavorable primarily due to realized losses on a basis derivative agreement during the current period.
Earnings of non-controlled entities declined $2.9 million between periods primarily due to lower earnings from the Saddlehorn pipeline following Magellan’s sale of a 10% interest in Feb. 2020.
Product margin decreased $8.8 million primarily due to an LCM adjustment on the partnership’s product overages. The partnership’s cash product margin, which reflects only transactions that physically settled during the quarter, increased between periods due to the contribution of crude oil marketing affiliate activities to facilitate intrastate shipments during the current period.
Other items. Depreciation, amortization and impairment expense increased slightly between periods due to the commencement of depreciation for expansion projects placed into service over the past year, whereas G&A expense decreased $9.1 million due to lower incentive compensation accruals.
Gain on disposition of assets was unfavorable $8.9 million. The current period benefited from a $12.9 million gain on the sale of a 10% interest in Saddlehorn compared to a gain of $21.8 million in 2019 associated with the sale of a portion of the partnership’s interest in BridgeTex Pipeline Company, LLC and the sale of a discontinued crude oil pipeline construction project.
Net interest expense decreased $4.5 million due to an $8.3 million debt prepayment cost in first quarter 2019, partially offset by higher average outstanding borrowings in the current period used to fund the partnership’s expansion capital projects. As of March 31, 2020, Magellan had $4.75 billion of debt outstanding and $139 million of cash on hand with no borrowings outstanding on its commercial paper program or revolving credit facility.

Financial guidance for 2020
The recent restrictions on travel and economic activity and the dramatic decline in commodity prices since the beginning of the year have significantly disrupted the petroleum industry, and Magellan is not immune to their effects. Although a number of states within the partnership’s asset footprint are beginning to reopen their economies, the pace of the recovery and length of time until these markets return to more historical levels of refined products demand are not clear. As a result, management is not providing specific guidance for 2020, but instead is providing an estimated annual DCF range for 2020 between $1.0 and $1.075 billion, utilizing the following sensitivity analysis:

($ in millions)
Original 2020 DCF guidance provided on 1/30/20	$1,200
Estimated impacts from quarantine and lower commodity price environment:
– Lower blending profits and tenders due to commodity prices, with no fall ’20 blending margin forecasted; $10/bbl increase in crude price ~$30mm DCF	(140)	–	(110)
– Quarantine impact on base refined products demand. Low end assumes declines of 25% gasoline, 5% distillate and 70% aviation in 2Q20, followed by 1 month of transition (half the 2Q decline) before demand recovers, except aviation decline continues at 25% throughout ‘20. Upper end assumes less July impact	(70)	–	(60)
– Reduced drilling impact on distillate volumes	(30)	–	(20)
– Crude oil pipeline, lower uncommitted volume	(10)	–	(10)
– Other items, mainly expense savings and higher storage revenues	50	–	75
Estimated 2020 DCF range	$1,000	–	$1,075

Including actual results so far this year, net income per unit is now estimated to be between $3.35 and $3.70 for 2020 based on the range of outcomes above. With most of the travel and economic disruptions from the coronavirus expected to impact second-quarter results, the net income forecast for second quarter 2020 is expected to range from 35 cents to 50 cents, depending on how quickly regional economies reopen. The forecast excludes future MTM adjustments on the partnership’s commodity-related activities.
In light of the challenging environment and investor feedback, Magellan intends to maintain its quarterly cash distribution at the current level for the remainder of 2020. Based on the current distribution amount and number of units outstanding and considering the above DCF sensitivity analysis, distribution coverage for 2020 is expected to be approximately 1.1 to 1.15 times the amount necessary to pay cash distributions for the year, generating excess cash of $75 to $150 million for 2020. Management does not intend to provide financial guidance beyond 2020 at this time but continues to target distribution coverage above 1.2 times once refined products demand returns to more historical levels and the commodity price environment stabilizes.

Capital allocation
Management remains focused on managing Magellan’s business for the long term and delivering value for its investors. The partnership continues to make significant progress on its existing construction projects, which are nearing completion. Based on the progress of projects now underway, the partnership expects to spend approximately $400 million in 2020 to complete its current slate of expansion projects, with $155 million of that amount already spent during first quarter 2020.
Construction activities for Magellan’s west Texas refined products pipeline expansion and new Midland terminal are in the final stages, with both projects expected to begin operations in early third quarter 2020. Further, expansion of the Saddlehorn pipeline is in process, with an incremental 100,000 barrels per day of capacity expected to be available in late 2020.
Even though it is not the top priority at the moment, the partnership continues to evaluate well in excess of $500 million of potential organic growth projects to create incremental value for unitholders over the long term. Management remains committed to the capital discipline that has been a consistent feature of its approach and is pursuing low-risk, fee-based capital projects that are expected to meet or exceed its targeted 6 to 8 times EBITDA multiple.
During 2020, Magellan’s board of directors authorized the repurchase of up to $750 million of common units through 2022. Through March 31, 2020, the partnership had repurchased 3.6 million units for $202 million. The timing, price and actual number of units repurchased will depend on a number of factors including expected expansion capital spending needs, alternative investment opportunities, excess cash available, legal and regulatory requirements, market conditions and the trading price of the partnership’s common units.

Earnings call details
Management will discuss first-quarter 2020 financial results and outlook for the remainder of the year during a conference call at 1:30 p.m. Eastern today. Participants are encouraged to listen to the call via the partnership’s website at www.magellanlp.com/investors/webcasts.aspx. In addition, a limited number of phone lines will be available at (800) 891-3493, conference code 21959668.
A replay of the audio webcast will be available for at least 30 days at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before depreciation, amortization and impairment expense and G&A expense. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of a company.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts for the performance-based awards issued under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses exchange-traded futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these futures contracts do not qualify for hedge accounting treatment. However, because these futures contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Forward-Looking Statement Disclaimer
Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Forward-looking statements can be identified by words such as: potential, plan, target, forecast, guidance, believe, estimate, expect, continue, commit, future, remain, intend, nearing, term, may, will and similar references to future periods. Although management believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: impacts from the COVID-19 pandemic; impacts of the oversupply of crude oil and petroleum products; insufficiency of storage for crude oil and petroleum products; claims for force majeure relief by its customers or vendors; its ability to identify growth projects with acceptable expected returns and to complete projects on time and at expected costs; changes in price or demand for refined petroleum products, crude oil and natural gas liquids, or for transportation, storage, blending or processing of those commodities through its facilities; changes in the partnership’s tariff rates or other terms as required by state or federal regulatory authorities; shut-downs or cutbacks at refineries, of hydrocarbon production or at other businesses that use or supply the partnership’s services; changes in the throughput or interruption in service on pipelines or other facilities owned and operated by third parties and connected to the partnership’s terminals, pipelines or other facilities; the occurrence of operational hazards or unforeseen interruptions; the treatment of the partnership as a corporation for federal or state income tax purposes or the partnership becoming subject to significant forms of other taxation; an increase in the competition the partnership’s operations encounter; disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital needs; changes in its capital needs, cash flows and availability of cash to fund unit repurchases or distributions; and failure of customers to meet or continue contractual obligations to the partnership. Additional factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent reports on Form 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2020
Transportation and terminals revenue	$460,792	$458,395
Product sales revenue	162,995	319,120
Affiliate management fee revenue	5,148	5,291
Total revenue	628,935	782,806
Costs and expenses:
Operating	146,025	149,508
Cost of product sales	169,094	249,236
Depreciation, amortization and impairment	61,871	63,534
General and administrative	45,995	36,908
Total costs and expenses	422,985	499,186
Other operating income (expense)	6,941	(511)
Earnings of non-controlled entities	31,255	43,660
Operating profit	244,146	326,769
Interest expense	60,166	55,900
Interest capitalized	(3,454)	(4,951)
Interest income	(1,660)	(420)
Gain on disposition of assets	(21,788)	(12,887)
Other (income) expense	2,050	807
Income before provision for income taxes	208,832	288,320
Provision for income taxes	1,169	756
Net income	$207,663	$287,564

Basic net income per common unit	$0.91	$1.26

Diluted net income per common unit	$0.91	$1.26

Weighted average number of common units outstanding used for basic net income per unit calculation	228,558	227,571

Weighted average number of common units outstanding used for diluted net income per unit calculation	228,558	227,571

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2019	2020
Refined products:
Transportation revenue per barrel shipped	$1.572	$1.582
Volume shipped (million barrels):
Gasoline	62.1	66.2
Distillates	44.6	43.8
Aviation fuel	8.8	9.4
Liquefied petroleum gases	0.6	0.4
Total volume shipped	116.1	119.8

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped(1)	$0.945	$0.918
Volume shipped (million barrels)(1)	79.4	75.1
Terminal average utilization (million barrels per month)	22.2	22.7
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels)(2)	37.7	37.1
Saddlehorn - volume shipped (million barrels)(3)	9.0	16.3

(1) Volume shipped includes shipments related to the partnership’s crude oil marketing activities. Revenues from those activities are reflected as product sales revenue in its consolidated financial statements. Transportation revenue per barrel shipped reflects average rates on third-party volumes only.
(2) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 30% by Magellan.
(3) These volumes reflect the total shipments for the Saddlehorn pipeline, which was owned 40% by Magellan through January 31, 2020 and 30% thereafter.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2019	2020
Refined products:
Transportation and terminals revenue	$309,571	$314,319
Affiliate management fee revenue	1,662	1,584
Other operating income (expense)	5,368	1,892
Earnings (loss) of non-controlled entities	(1,047)	14,220
Less: Operating expenses	102,692	105,882
Transportation and terminals margin	212,862	226,133
Product sales revenue	157,282	312,986
Less: Cost of product sales	162,430	233,342
Product margin	(5,148)	79,644
Operating margin	$207,714	$305,777

Crude oil:
Transportation and terminals revenue	$152,159	$145,658
Affiliate management fee revenue	3,486	3,707
Other operating income (expense)	1,573	(2,403)
Earnings of non-controlled entities	32,302	29,440
Less: Operating expenses	45,706	46,772
Transportation and terminals margin	143,814	129,630
Product sales revenue	5,713	6,134
Less: Cost of product sales	6,664	15,894
Product margin	(951)	(9,760)
Operating margin	$142,863	$119,870

Segment operating margin	$350,577	$425,647
Add: Allocated corporate depreciation costs	1,435	1,564
Total operating margin	352,012	427,211
Less:
Depreciation, amortization and impairment expense	61,871	63,534
General and administrative expense	45,995	36,908
Total operating profit	$244,146	$326,769

Note: Amounts may not sum to figures shown on the consolidated statements of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING COMMODITY-RELATED ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2020
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$287,564	$1.26	$1.26
Unrealized derivative (gains) losses associated with future transactions(1)	(66,481)
Inventory valuation adjustments associated with future transactions	70,969
Excluding commodity-related adjustments(2)	$292,052	$1.28	$1.28

Weighted average number of common units outstanding used for basic net income per unit calculation	227,571
Weighted average number of common units outstanding used for diluted net income per unit calculation	227,571

(1) Includes the partnership's net share of unrealized derivative gains and losses from the partnership's non-controlled entities.
(2) Please see Distributable Cash Flow ("DCF") Reconciliation to Net Income for further descriptions of commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2020 Annual Forecast Range
	2019	2020

Net income	$207,663	$287,564	$757,000	$835,000
Interest expense, net	55,052	50,529	211,000	211,000
Depreciation, amortization and impairment(1)	58,957	63,086	262,000	262,000
Equity-based incentive compensation(2)	(4,850)	(14,545)	—	—
Gain on disposition of assets(3)	(11,000)	(10,511)	(11,000)	(11,000)
Commodity-related adjustments:
Derivative (gains) losses recognized in the period associated with future transactions(4)	25,036	(66,740)
Derivative gains (losses) recognized in previous periods associated with transactions completed in the period(4)	51,318	(11,737)
Inventory valuation adjustments(5)	(7,626)	71,730
Total commodity-related adjustments	68,728	(6,747)	38,000	35,000
Distributions from operations of non-controlled entities in excess of (less than) earnings	11,822	11,083	41,000	41,000
Adjusted EBITDA	386,372	380,459	1,298,000	1,373,000
Interest expense, net, excluding debt issuance cost amortization(6)	(45,875)	(49,632)	(208,000)	(208,000)
Maintenance capital(7)	(22,498)	(24,320)	(90,000)	(90,000)
Distributable cash flow	$317,999	$306,507	$1,000,000	$1,075,000

(1)	Depreciation, amortization and impairment expense is excluded from DCF to the extent it represents a non-cash expense.

(2)
Because the partnership intends to satisfy vesting of unit awards under its equity-based incentive compensation plan with the issuance of common units, expenses related to this plan generally are deemed non-cash and excluded for DCF purposes. The amounts above have been reduced by cash payments associated with the plan, which are primarily related to tax withholdings.

(3)	Gains on disposition of assets are excluded from DCF to the extent they are not related to the partnership's ongoing operations.

(4)
Certain derivatives have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in net income.  The partnership excludes the net impact of these derivatives from its determination of DCF until the transactions are settled and, where applicable, the related products are sold.  In the period in which these transactions are settled and any related products are sold, the net impact of the derivatives is included in DCF.

(5)
The partnership adjusts DCF for lower of average cost or net realizable value adjustments related to inventory and firm purchase commitments as well as market valuation of short positions recognized each period as these are non-cash items. In subsequent periods when the partnership physically sells or purchases the related products, it adjusts DCF for the valuation adjustments previously recognized.

(6)	Interest expense in 2019 includes $8.3 million of debt prepayment premiums which are excluded from DCF as they are financing activities and are not related to the partnership's ongoing operations.

(7)
Maintenance capital expenditures maintain existing assets of the partnership and do not generate incremental DCF (i.e. incremental returns to the unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.